UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

ART’S-WAY MANUFACTURING CO., INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer Identification No.)

5556 Highway 9 Armstrong, Iowa 50514
(Address of principal executive offices) (Zip Code)

(712) 864-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2015, Art’s-Way Manufacturing Co., Inc. (the “Company”) appointed Amber Murra, age 36, as the Company’s new Chief Financial Officer. The Company issued a press release in connection with the appointment on January 26, 2015, the full text of which is set forth in Exhibit 99.1 attached hereto.

Ms. Murra has served as the Company’s Director of Finance since May 27, 2014, and previously served as the Company’s Director of Finance from April 2007 until December 2010. During her absence from the Company, Ms. Murra worked for Winnebago Industries, Inc., a recreational vehicle manufacturer, as the Finance Manager. Over the years, Ms. Murra’s responsibilities have included developing accounting processes and procedures, staff development, budgeting, forecasting, cost analysis, financial statement preparation and presentation, capital planning, and cash management.

Ms. Murra was not appointed pursuant to any arrangement or understanding with any person, and Ms. Murra does not have any family relationships with any directors or executive officers of the Company. Neither Ms. Murra nor any “related person” (as that term is defined under Item 404(a) of Regulation S-K) has had a direct or indirect material interest in any transaction with the Company since the beginning of the Company’s last fiscal year, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

In connection with her promotion, Ms. Murra entered into a new employment agreement with the Company on January 27, 2015 (the “Agreement”), which supersedes her existing employment agreement dated May 1, 2014. The Agreement provides for at-will employment and an initial annual base salary of $115,500. Ms. Murra is also eligible to receive incentive compensation, including cash bonuses and equity awards, in the exclusive discretion of the Board of Directors (or a committee authorized by the Board of Directors), and to participate in any and all other employee benefit plans that are generally available to the Company’s employees.

As consideration for her agreement not to compete with the Company or solicit the Company’s employees or customers during the term of her employment with the Company or for one year thereafter, and as a retention incentive, on February 13, 2015, Ms. Murra will receive a restricted stock award for 2,000 shares of Company common stock, which will be issued under the Company’s 2011 Equity Incentive Plan (the “Plan”). The risks of forfeiture for the restricted stock award will lapse in equal annual installments of 500 shares beginning February 13, 2015, provided that Ms. Murra remains employed by the Company on those dates. The award will be governed by the Plan and the Company’s form of restricted stock award agreement.

The Agreement may be terminated at any time by either party. If the Agreement is terminated by the Company without cause (as defined in the Agreement), the Company may be required to pay up to six weeks of compensation and benefits to Ms. Murra, in exchange for her release of any and all claims against the Company and her compliance with the one-year non-competition and non-solicitation provisions of the Agreement. The Agreement also contains confidentiality and assignment of inventions provisions that survive the termination of the Agreement for an indefinite period.

This foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

 Item 8.01     Other Events.

On January 26, 2015, Art’s-Way Manufacturing Co., Inc. issued a press release announcing its declaration of a cash dividend of $0.05 per share to stockholders of record as of February 12, 2015. The dividend will be paid on March 2, 2015. The full text of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01     Financial Statements and Exhibits.

(a)     Financial statements: None

(b)     Pro forma financial information: None

(c)     Shell Company Transactions: None

(d)     Exhibits:

10.1 Amended employment agreement dated January 27, 2015.

99.1  Press Release announcing new Chief Financial Officer dated January 26, 2015.

99.2 Press Release announcing dividend dated January 26, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2015

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie L. Majeski
Carrie L. Majeski
President and Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

ART’S-WAY MANUFACTURING CO., INC.

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
January 22, 2015	000-05131

Exhibit No.	ITEM

10.1	Amended employment agreement dated January 27, 2015.
99.1	Press Release announcing new Chief Financial Officer dated January 26, 2015.
99.2	Press Release announcing dividend dated January 26, 2015.